UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

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PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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JACUZZI BRANDS, INC.

(Name of Registrant as Specified in its Charter)

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The following materials amend and restate the materials that were originally filed by Jacuzzi Brands, Inc. on January 10, 2007 (SEC Accession No. 0000950103-07-000050):

Jacuzzi Brands, Inc.

Cash Acquisition By

Apollo Management, L.P.

January 10, 2007

Forward Looking Language /
Where to Find Additional Information

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Jacuzzi Brand's current expectations with respect to future market conditions, future operating results and other plans. Words such as “expects,” “intends,” “anticipates,” “plans,” “projects,” “probably,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Jacuzzi Brands believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in Jacuzzi Brand's filings with the SEC could cause our actual results to differ materially from those expressed in these materials.

In connection with the proposed merger, Jacuzzi Brands filed a proxy statement with the Securities and Exchange Commission on January 5, 2007. JACUZZI BRANDS URGES INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The proxy statement and other relevant documents may be obtained free of charge at the SEC's website, www.sec.gov, or from Jacuzzi Brands by directing such request to Jacuzzi Brands, Attention: Diana Burton, Vice President - Investor Relations, Phillips Point - West Tower, 777 South Flagler Drive, Suite 1100, West Palm Beach, FL 33401. Telephone: (561) 514-3850.

Jacuzzi Brands Overview:

Exclusive Focus on Bath and Plumbing

FY 2006 total sales of $1.2 billion

Bath

–	FY2006 Sales: $766.6 million (64% of total sales)
–	Global leader in whirlpool baths and spas
–	Need for continued operating improvement
–	Consumer and residential focus
–	International market 47% of sales
–	UK Bath business requires extensive restructuring

Plumbing

–	FY2006 Sales: $435.8 million (36% of total sales)
–	Engineered water solutions with leading market positions
Specification drainage Backflow preventers & valves Plumbing systems & commercial faucets PEX piping & radiant heating
–	Historical operating margin of approximately 20%
–	Commercial and institutional focus
–	North American market 98% of sales

Alex Marini, long-term head of Plumbing, promoted to CEO on August 31, 2006

Compelling Transaction (1 of 2)

Affiliates of Apollo Management L.P. to acquire 100% of the outstanding common stock of Jacuzzi Brands for $12.50 per share in cash
–	Total transaction value of approximately $1.25 billion
–	Implied FY2006 EBITDA multiple of 9.6x
–	Implied FY2006 P/E multiple of 22.3x

Premium to Jacuzzi Brands’ pre-deal stock price and historical trading prices:
–	46.4% premium to pre-proposal price of $8.54 on August 4
–	28.5% premium to the closing price 30 days prior to October 11
–	20.8% premium to October 10 pre-announcement closing price of $10.35

Immediate and certain cash value for Jacuzzi Brands stockholders

Committed financing through combination of equity contributed by Apollo and debt financing

Compelling Transaction (2 of 2)

  Below market break-up fee (2% of transaction value) provides low financial hurdle to any interested potential acquirer

  Fairness opinion from Lazard

  Approved by Jacuzzi Brands’ Board of Directors

  Customary closing conditions, including approval by Jacuzzi Brands’ stockholders

  Expected to be completed by early to mid-February 2007
Apollo’s Offer Of $12.50 Per Share In Cash Is Compelling and Represents Fair Value For Jacuzzi Brands Stockholders

Increasing Longer Term Hurdles (1 of 3)

Challenging operating environment for Bath and Plumbing
–	Continuing weakness and negative impact of residential housing market downturn
Declining housing starts
Start / completion gap at near historic levels
Existing home prices under pressure and remodeling market has yet to rebound
–	Significantly declining domestic spa market
Industry volumes in 2006 are reported to be lower by 30-40% compared to 2005 and trend is continuing
–	Consolidating customer base
Increasing retail pressure in U.S. and UK
Wholesale market consolidation
–	Slowing growth in domestic commercial and institutional construction activity
–	Volatile commodity costs
–	Stagnant economies in most significant European markets

Increasing Longer Term Hurdles (2 of 3)

Competition is becoming more aggressive for both businesses
–	Increased foreign competition
Bathroom suites
Kitchen sinks
Commercial brass
PEX
Drains
–	Kohler Tier One Program
–	Roca aggressively attacking European markets
–	Existing customers establishing private-label brands through foreign sourcing

Increasing Longer Term Hurdles (3 of 3)

Continuing investments required to improve performance
–	Manufacturing to foreign sourcing
–	Legacies and corporate SG&A
–	UK operations challenging
Two-year trend of increasing losses, although improving
Significantly underfunded UK pension in a more stringent UK regulatory environment limits alternatives

World-famous brand but unfavorable industry characteristics

Jacuzzi Brands Faces Significant Operational and Financial Challenges As A Stand-Alone Company

Fiscal 2007 Forecast

In December 2006, management revised projected EPS from continuing operations to $0.75 per share (excluding merger costs)
–	Aggressive fiscal 2007 earnings target includes estimated $0.04 per share of non-operational items including:
Sale of surplus properties
Increased non-cash pension income
Favorable currency exchange
Lower tax rates
–	Major assumptions include:
Successful execution of business strategies to outperform the residential housing market, which the Company expects to decline but moderate while the renovation market improves
Continued growth in domestic commercial and institutional construction activity
Successful new product introductions driving sales and profit margins for the Bath segment, which has experienced increasingly difficult trading conditions
Successful marketing initiatives and dealer enhancements to increase spa market share, in a significantly declining domestic market, together with increased penetration of European markets
Continued conversion of copper plumbing to PEX, consistent with recent industry trends, sufficient to overcome both increased competition and a declining residential construction market
Return to profitability of the U.K. operations following a 2-year trend of increasing losses
Product price increases to offset continued overall inflationary cost pressures on commodities including energy
Continued reductions of corporate overhead costs
Increased non-cash pension income, primarily due to a higher discount rate

To Successfully Navigate These Challenges, Jacuzzi Brands Must Operate On All Cylinders To Achieve Its Stated Earnings Objectives For Fiscal 2007

Extensive, Thorough Board Process (1 of 2)

Board of Directors commenced a strategic review of the Company’s business and operations (October 2004)
–	As part of this process Lazard was asked to prepare a review of Jacuzzi Brands’ business plan, acquisition strategies and strategic alternatives (December 2004)

Board authorized Lazard, with oversight by the Finance Committee, consisting solely of independent directors, to gauge potential interest (February 2005)
–	As a result 9 potential buyers (including Apollo) executed confidentiality agreements and received non-public information

In May 2005, the Company publicly announced the Board’s intention to review strategic alternatives with the assistance of Lazard
–	Following this public announcement an additional 4 parties executed confidentiality agreements and received non public information

Interested parties declined to bid a premium for the Company following a downward trend in the financial performance of the Bath business (August 2005)
–	No attractive offers made for either the whole Company or its businesses
–	Board decided to focus on stabilizing downward trend; terminated COO (who had been designated as the CEO successor); and deemphasized sale process
–	Company’s various legacy liabilities, including asbestos, product liabilities, underfunded UK pension plan and environmental, turned out to be difficult gating issues for strategic buyers

Extensive, Thorough Board Process (2 of 2)

Summary preliminary indications of interest from Spring 2005 to Spring 2006
– No attractive offers received

CA’s Sent	Type	Offers Received

13	7 Strategic	2 “at market” offers for the Company
	6 Financial	4 offers for Bath
7 declined to make an offer

Apollo’s investment in Rexnord, which closed in July 2006, turned Apollo into a strategic buyer

Apollo reiterated its interest in the Company after teaming up with George Sherman, former CEO of Danaher Corp. and current non-executive Chairman of Rexnord (July 2006)
– Made firm offer to acquire the Company (August 2006)
Company Board engaged in extensive negotiations over price and terms of Apollo proposal

Jacuzzi Brands’ Board of Directors approved the Company’s merger agreement and merger with Apollo and determined that the merger was in the best interests of the Company’s stockholders (October 2006)

As of the date of this presentation, no third party has contacted Jacuzzi Brands to request confidential information or to make a superior proposal since announcement of Apollo transaction

All other offers were preliminary and no party in original process provided a definitive, firm transaction at the valuation originally indicated

The Apollo Transaction Is The Best Offer Received After an Extensive, Thorough Board Process

Strategic Considerations

Board of Directors proactively reviewed a full range of alternatives to maximize stockholder value
–	Remain independent and operate the business
–	Sell Jacuzzi Bath and repurchase shares
–	Re-leveraging of balance sheet and/or return of capital to stockholders through repurchasing shares

Alternatives considered showed projected returns less than the proposed Apollo transaction

Sale of Jacuzzi Brands To Apollo Is The Most Compelling Value Maximizing Alternative For Stockholders The Apollo Transaction Remains Superior To All Other Alternatives

Valuation Analysis

(a)	EPS capitalized at 15-17x and discounted at 12% cost of equity.
(b)	Based on 2007E EBITDA.
(c)	Based on 2006 EBITDA.

Roadmap to Completion

Record date for stockholder vote	December 11, 2006

Distribution of proxy materials	January 5, 2007

Annual Meeting of Stockholders	January 25, 2007

Anticipated closing of transaction	Early to mid-February 2007

Conclusion

The Apollo-Jacuzzi Brands transaction was the result of an extensive and thorough exploration of strategic alternatives

Apollo’s offer of $12.50 per share in cash represents fair value for Jacuzzi Brands stockholders

Apollo’s all-cash premium offer is and remains the only offer received by Jacuzzi Brands

Jacuzzi Brands’ Board of Directors recommends that all stockholders vote FOR the Apollo transaction

Appendix: EBITDA

($ in millions)
FY2006

Operating Income(1)	$ 103.6

Depreciation and Amortization	24.4

EBITDA Before Restructuring and Other Charges	$ 128.0

(1)	Includes restructuring and other charges of $7.2 million ($1.2 million of which is accelerated depreciation), $2.6 million of cost associated with the previous CEO’s retirement and $2.9 million of SERP costs related to previous years.

Jacuzzi Brands, Inc.

Cash Acquisition By

Apollo Management, L.P.

Important Information for Investors and Stockholders

In connection with the proposed merger, the Company filed a proxy statement with the Securities and Exchange Commission on January 5, 2007.  THE COMPANY URGES INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  The proxy statement and other relevant documents may be obtained free of charge at the SEC’s website, www.sec.gov, or from the Company by directing such request to Jacuzzi Brands, Inc., Attention: Diana Burton, Vice President - Investor Relations, Phillips Point - West Tower, 777 South Flagler Drive, Suite 1100, West Palm Beach, FL 33401.  Telephone: (561) 514-3850.

The Company and its directors, executive officers and other members of management and its employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the merger.  Information about the Company’s directors and executive officers is set forth in the Company’s proxy statements and annual reports on Form 10-K, previously filed with the SEC, and the proxy statement relating to the proposed merger.